Exhibit 99.1

PMC-Sierra Updates Business Outlook for Third Quarter 2010

SANTA CLARA, Calif.--(BUSINESS WIRE)--September 21, 2010--PMC-Sierra, Inc. (NASDAQ:PMCS), the premier Internet infrastructure semiconductor solution provider, today provided an update to its business outlook for the third quarter of 2010.

The Company now expects its net revenues in the third quarter ending September 26, 2010, to be in the range of $161 million to $163 million. The Company's previous outlook for third quarter net revenues announced during the July 22, 2010 earnings conference call was a revenue range of $169 million to $177 million.

The Company expects its gross margins in the third quarter of 2010 to be at the lower end of the outlook range provided of 67.5% to 68.5%. Operating expenses in the third quarter of 2010 are expected to be in the range of $64 million to $65 million, down from the prior outlook range of $66 million to $67 million.

Third Quarter 2010 Conference Call

PMC-Sierra is scheduled to release its earnings results for the third quarter of 2010 on Thursday, October 21, 2010. A conference call will be held at 2:30 PM Pacific Time/5:30 PM Eastern Time that day to review the quarterly results and provide an outlook for the fourth quarter of 2010. The conference call webcast will be accessible via the Company's website.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding PMC-Sierra's financial performance and outlook. PMC-Sierra's forward-looking statements are subject to risks and uncertainties. Actual results may differ from these projections. The Company's SEC filings describe more fully the risks associated with the Company's business including PMC-Sierra's limited revenue visibility due to variable customer demands, market growth or decline, short delivery lead times, customer concentration, current economic and business environment, and other items such as foreign exchange rates. The Company does not undertake any obligation to update the forward-looking statements.

About PMC-Sierra

PMC-Sierra®, the premier Internet infrastructure semiconductor solution provider, offers its customers technical and sales support worldwide through a network of offices in North America, Europe, Israel and Asia. PMC-Sierra provides semiconductor solutions for Enterprise and Channel Storage, Wide Area Network Infrastructure, Fiber To The Home, and Laser Printer/Enterprise market segments. The Company is publicly traded on the NASDAQ Stock Market under the PMCS symbol. For more information, visit www.pmc-sierra.com.

© Copyright PMC-Sierra, Inc. 2010. All rights reserved. PMC and PMC-SIERRA are registered trademarks of PMC-Sierra, Inc. in the United States and other countries. Other product and company names mentioned herein may be trademarks of their respective owners.

CONTACT:
PMC-Sierra, Inc.
Mike Zellner, Vice President & CFO, 1-408-988-1204
or
David Climie, VP Marketing Communications, 1-408-988-8276
or
Susan Shaw, Sr Manager, Communications, 1-408-988-8515